EXHIBIT 10.39

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of August 29, 2011, and is between A-MARK PRECIOUS METALS, INC., a New York Corporation (the "Company"), and DAVID MADGE, an individual ("Mr. Madge"). The Company is a subsidiary of SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation ("Spectrum").

WHEREAS, the Company desires to employ Mr. Madge on the terms and conditions set forth herein;

WHEREAS, Mr. Madge desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Madge therefore agree as follows:

1. Employment; Term. The Company hereby employs Mr. Madge, and Mr. Madge hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Madge's employment under this Agreement (the "Term") will commence on a date, which shall be as agreed upon, that is the later of November 1, 2011, or the date Mr. Madge is granted an 0-lA Visa permitting him to be employed within the United States (that date, the "Start Date"), and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2015. In the event Mr. Madge has not been granted the 0-lA Visa by November 1, 201 I, he will commence providing services hereunder to the Company from Canada, as a consultant, beginning November 1, 2011 until the Start Date.

2. Duties.

(a) During the Term, Mr. Madge shall serve as the President of the Company, reporting to the Chief Executive Officer of the Company. Mr. Madge will have such duties and responsibilities as are customary for Mr. Madge's position and any other duties or responsibilities he may be reasonably assigned by the Company or Spectrum.

(b) During the Term, Mr. Madge shall devote his full business time and best efforts exclusively to the business and affairs of the Company. Mr. Madge understands and acknowledges that he will be based out of and work from the Company's main office in Santa Monica, California, but that his duties will require business travel from time to time.

3. Compensation.

(a) During the Term, the Company shall pay Mr. Madge a salary of$425,000 per annum (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to aH legally required or customary withholdings. Any consulting services provided pursuant to
Section 1 above, will be paid at the same rate as the Base Salary.

(b) For each of the 2012 fiscal year and fiscal years thereafter during the Term the Company shall pay to Mr. Madge an annual bonus (the "Performance Bonus"). The Performance Bonus, if any, will be based on the extent to which performance goals established by the Company for each of such years have been met, as more fully set forth on Exhibit A hereto. Each Performance Bonus, if any, shall be paid as follows: 75% on or about August 1st following the end of such fiscal year and upon the finalization of Spectrum's consolidated unaudited financial statements for such fiscal year; and the remaining 25% following the issuance of Spectrum's consolidated audited financial statements for such fiscal year. Except as provided in Section 5, Mr. Madge must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus. In no event will the Performance Bonus be paid later than January
2 of the year following the end of each fiscal year.

(c) On June 30, 2015, the Company shall pay to Mr. Madge a one-time bonus (the "Completion Bonus") in the amount of $450,000. Except as provided in Section 5, Mr. Madge must be employed by the Company on June 30, 2015 in order to receive the Completion Bonus.

(d) Upon submission by Mr. Madge of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse Mr. Madge for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Madge in connection with the performance of his duties under this Agreement and subject to the Company's Travel and Entertainment Policy as in effect from time to time. The Company shall also reimburse Mr. Madge for all reasonable professional and other expenses incurred by him in connection with obtaining a visa to work in the U.S. Reimbursement of expenses will be paid not later than 90 days after the expense becomes payable by Mr. Madge.

(e) During the Term, Mr. Madge is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary). Mr. Madge is entitled to receive four (4) weeks paid vacation a year and paid holidays made available pursuant to the Company's policy applicable to senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any specific benefit plan or program.

(f) On or about the Start Date, the Company shall pay to Mr. Madge a one time signing bonus in the amount of $450,000.

(g) On or about the Start Date, the Company shall pay Mr. Madge a one-time, non-accountable relocation allowance in the amount of $200,000.

(h) Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company or Spectrum and in effect at the time of payment of such compensation.

4. Termination. Mr. Madge's employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Madge's employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

Madge's death.

(a) Mr. Madge's employment hereunder will terminate upon Mr.

(b) Except as otherwise required by law, the Company may terminate Mr. Madge's employment hereunder at any time after Mr. Madge becomes Totally Disabled. For purposes of this Agreement, Mr. Madge will be "Totally Disabled'' as of the earlier of (1) the date Mr. Madge becomes entitled to receive disability benefits under the Company's long-term disability plan or (2) Mr. Madge's inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than
90 consecutive days due to physical or mental incapacity or impairment.

(c) The Company may terminate Mr. Madge's employment hereunder for Cause at any time after providing written notice to Mr. Madge. For purposes of this Agreement, the term "Cause" shall mean any of the following:

(1) Mr. Madge's neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2) any wrongful act by or omission of Mr. Madge that materially injures the reputation, business or business relationship of the Company or any of its affiliates, or that, in the good faith judgment of the Company, constitutes fraud or intentional misconduct;

(3) Mr. Madge's conviction (including conviction on a nolo contendere plea) of a felony;

(4)     the breach of an obligation set forth in Section 6; (5)     any other material breach of this Agreement; or
(6) any material violation of the Company's Code of Ethics, as may be amended from time to time (the "Code of Ethics'').

In the cases of "neglect or failure" to perform his duties under this Agreement, as set forth in 4(c)(l) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall be effective only if, within thirty (30) days following delivery of a written notice by the Company to Mr. Madge that the Company is terminating his employment with Cause (which notice shall set forth the basis of the alleged neglect, failure or breach), Mr. Madge has failed to cure to the Company's satisfaction the circumstances giving rise to Cause.

(d) The Company may terminate Mr. Madge's employment hereunder for any reason, upon 30 days' prior written notice.

(e) Mr. Madge Termination. Mr. Madge may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. Mr. Madge also may terminate his employment hereunder without Good Reason, upon thirty (30) days written notice to the Company. For the purposes of this Agreement, "Good Reason" means any of the following occurring during the Term (unless consented to by Mr. Madge in writing):

(1) The Company decreases or fails to pay Mr. Madge's Base Salary or Performance Bonus or the benefits provided in Section 3, provided that such decrease or failure is material within the meaning ofTreasury Regulation§ 1.409A-l(n);

(2) The Company makes a material change in Mr. Madge's job description or duties which is adverse to Mr. Madge;

(3)     Mr. Madge's job site is relocated to a location which is more than
45 miles from the current location, unless the parties mutually agree to relocate more than 45 miles from the current location; and

(4)     Any other material breach of this Agreement.

A termination by Mr. Madge with Good Reason shall be effective only if, within thirty (30) days following delivery of a written notice by Mr. Madge to the Company that Mr. Madge is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Madge shall be effective only if the Company receives notice of such termination not later than ninety (90) days after the event constituting Good Reason occurs.

5. Compensation Following Termination Prior to the End of the Term. In the event that Mr. Madge's employment hereunder is terminated prior to the expiration of the Term, Mr. Madge will be entitled only to the following compensation and benefits upon such termination:

(a) In the event that Mr. Madge's employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Madge's death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Madge (or Mr. Madge's estate, as the case may be), to be paid as soon as practicable following the date of such termination, subject to delay in payment to the extent necessary to avoid tax penalties under Code Section 409A:

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)     for any fiscal year ending prior to the date of termination of Mr.
Madge's employment, the Performance Bonus, if any, in respect of such completed fiscal year payable as and when such bonus or Performance Bonus would have been paid had Mr. Madge's employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d);

(4)     any vacation accrued and unused to the date oftermination; and

(5) payment of a pro rata (based on the number of days during the year of termination that Mr. Madge was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Madge's employment terminated, payable as and when such bonuses would have been paid had Mr. Madge's employment continued, subject to Section 5(g).

(b) In the event that Mr. Madge's employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Madge without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Madge, to be paid as soon as practicable following the date of such termination, subject to delay in payment to the extent necessary to avoid tax penalties under Section 409A of the Code;

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)     for any fiscal year ending prior to the date of termination of Mr.
Madge's employment, the Performance Bonus, if any, in respect of such completed fiscal year, payable as and when such Performance Bonus would have been paid had Mr. Madge's employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d); and

(4)     any vacation accrued and unused to the date of termination.

(c) In the event that Mr. Madge's employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section
4(d), or by Mr. Madge with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Madge, to be paid as soon as practicable following the date of such termination, subject to delay in payment to the extent necessary to avoid tax penalties under Section 409A of the Code:

(1) any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)     for any fiscal year ending prior to the date of termination of Mr.
Madge's employment, the Performance Bonus, if any, in respect of such completed fiscal year, payable as and when such Performance Bonus would have been paid had Mr. Madge's employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d); ;

(4)     any vacation accrued and unused to the date oftermination;

(5) payment of a pro rata (based on the number of days during the year of termination that Mr. Madge was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Madge's employment terminated, payable as and when such bonus would have been paid had Mr. Madge's employment continued, subject to Section 5(h); and

(6) payment of a pro rata (based on the number of months that Mr. Madge was employed) portion of the Completion Bonus, payable in a lump sum within 30 days after such termination.

(d) The benefits to which Mr. Madge may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e) Except as may be provided under this Agreement under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Madge at the time of termination of Mr. Madge's employment prior to the end of the Term, Mr. Madge will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f) This Agreement is subject to the Company's "Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements," effective as of December 31, 2008.

(g) In the event that Mr. Madge becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company or a subsidiary (the "Payments"), and such Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Madge and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Mr. Madge with a greater net after-tax amount than would be the case if no such reduction were made. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section
280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as "parachute payments" shall be reduced first.

(1) In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A) The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B) The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections
280G(d)(3) and (4) ofthe Code; and

(C) The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Madge and the Company or an affiliate shall be taken into account to reduce "parachute payments" to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Madge shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Madge's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Madge to itemize his deductions).

(h) In the event that Mr. Madge becomes entitled to payment of a pro rata portion of the Performance Bonus, then, in the discretion of the Company, the present value of such Performance Bonus may be paid earlier than the specified time of settlement if accelerated payment is permissible under Code Section 409A, in which case the accelerated payment shall be in full settlement of the obligation hereunder.

(i) Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company or Spectrum and in effect at the time of payment of such compensation.

6. Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

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Madge's employment with the Company, Mr. Madge shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Madge's duties hereunder nor shall Mr. Madge engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Madge shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b) Non-solicitation. In consideration of the payment by the Company to Mr. Madge of amounts that may hereafter be paid to Mr. Madge pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Madge agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, Mr. Madge shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c) Proprietary Information. Mr. Madge acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Madge covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Madge acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. Mr. Madge acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Mr. Madge on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d) Confidentiality and Surrender of Records. Mr. Madge shall not during the Term or at any time thereafter (irrespective of the circumstances under which Mr. Madge's employment by the Company terminates), except as required by law, directly or indirectiy pubiish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Madge shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Madge's possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Madge, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Madge will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f) Enforcement. Mr. Madge acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Madge acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Madge waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section
6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g) Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Madge's obligations under the Company's or Spectrum's Code of Ethics. Mr. Madge's obligations under this Section 6 are in addition to, and not in lieu of, Mr. Madge's obligations under such Code of Ethics. To the extent there is any inconsistency between this Section 6 and such Code of Ethics which would permit Mr. Madge to take any action or engage in any activity pursuant to this Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall contro1.

(h) Cooperation With Regard to Litigation. Mr. Madge agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Madge's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Madge, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i) Non-Disparagement. Mr. Madge shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Madge from making truthful statements that are required by applicable law, regulation or legal process.

(j) Release of Employment Claims. Mr. Madge agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination) that he will execute a general release agreement, in substantially the form set forth in Exhibit B to this Agreement, releasing any and all claims arising out of Mr. Madge's employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Madge with a copy of such release simultaneously with delivery of the notice of termination, but not later than Twenty-one (21) days before (or forty-five (45) days before ifMr. Madge's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Madge's termination of employment. Mr. Madge shall deliver the executed release to the Company not later than eight (8) days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

7. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one ofthe following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.
c/o Spectrum Group International, Inc.
18061 Fitch
Irvine, CA 92714
Attention: General Counsel

Ifto Mr. Madge, to:

Mr. David Madge
5955 Knights Drive Manotick, Ontario, Canada K4M 1K3

8. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Madge, and Mr. Madge's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9. Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. Madge by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Madge. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Madge in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Madge's employment hereunder, or ofthis Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13. Governing Law. This Agreement is governed by the laws of the State of
California, without giving effect to principles of conflict of laws.

14. Binding Arbitration. (a) Except as provided in Section 6(f), any controversy, dispute or claim arising out of or relating to the interpretation, performance or breach of this Agreement, or Mr. Madge's employment or termination of employment hereunder, shall be resolved by binding arbitration, in accordance with the Mutual Agreement to Arbitrate Claims, attached hereto as Exhibit C.

TO THE EXTENT PERMITTED tJNDER APPLICABLE LAW, WITH RESPECT TO ANY DISPUTE ARISING tTNDER OR IN CO!\'NECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES, AND EACH PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANYWAY TO MODIFY OR NULLIFY ITS EFFECT. THE PARTIES EACH FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN    REPRESENTED     (OR    HAVE    HAD    THE    OPPORTUNITY    TO        BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PARTIES EACH FURTHER ACKNOWLEDGES THAT         IT     HAS    READ    AND    UNDERSTANDS        THE    MEANING    AND RAMIFICATIONS OF THIS WAIVER PROVISION. ACKNOWLEDGEMENT: WE HAVE READ AND UNDERSTAND THE FOREGOING PROVISION AND HEREBY IRREVOCABLY WAIV    ALL OF OUR RIGHTS TO DEMAND A JURY TRIAL HERE            R.

Company'Initials     Mr. Madge's Initials

of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Madge's employment hereunder, or of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13. Governing Law. This Agreement is governed by the laws of the State of
California, without giving effect to principles of conflict of laws.

14. Binding Arbitration. (a) Except as provided in Section 6(f), any controversy, dispute or claim arising out of or relating to the interpretation, performance or breach of this Agreement, or Mr. Madge's employment or termination of employment hereunder, shall be resolved by binding arbitration, in accordance with the Mutual Agreement to Arbitrate Claims, attached hereto as Exhibit C.

TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES, AND EACH PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANYWAY TO MODIFY OR NULLIFY ITS EFFECT. THE PARTIES EACH FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN    REPRESENTED    (OR     HAVE    HAD     THE     OPPORTUNITY    TO        BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PARTIES EACH FURTHER ACKNOWLEDGES THAT      IT     HAS     READ    AND    UNDERSTANDS        THE    MEANING    AND RAMIFICATIONS OF THIS WAIVER PROVISION. ACKNOWLEDGEMENT: WE HAVE READ AND UNDERSTAND THE FOREGOING PROVISION AND HEREBY IRREVOCABLY WAIVE ALL OF OUR RIGHTS TO DEMAND A JURY TRIAL HEREUNDER.

Company's Initials    Mr. Madge's Initials

15. Mitigation. In no event shall Mr. Madge be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Madge obtains other employment.

16. Counterparts. This Agreement may be signed by electronic or facsimile copies and in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one agreement.

The undersigned hereby execute this Agreement on the date stated m the introductory clause.

A-MARK PRECIOUS METALS, INC.,
a New York corporation

By: /s/ Gregory N. Roberts
Name: Gregory N. Roberts
Title: Chief Executive Officer

/s/ David Madge

DAVID MADGE
EXHIBIT A

A-Mark Precious Metals, Inc. Performance Bonus Terms-- David Madge

This Exhibit to the Employment Agreement, dated as of August XX, 2011 (the "Employment Agreement"), between A-Mark Precious Metals, Inc. (the "Company") and David Madge, sets forth the terms of the opportunity of Mr. Madge to earn the "Performance Bonus" authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each ofthe Company's fiscal years 2012,2013,2014 and 2015, Mr. Madge will have the opportunity to earn a Performance Bonus as follows, subject to satisfaction of the conditions of the Employment Agreement:

Assuming that the Company has positive Pre-Tax Profits (as defined below) for a given year, the Performance Bonus shall equal the following:

A discretionary amount with respect to Pre-Tax Profits up to $18 million; plus
A minimum of 1.0% of Pre-Tax Profits in excess of $18 million, up to $25 million of Pre-Tax Profits; plus
A minimum of 3.0% of Pre-Tax Profits in excess of $25 million, up to $30 million of Pre-Tax Profits; plus
A minimum of 5.0% of Pre-Tax Profits in excess of $30 million, up to $35 million ofPre-Tax Profits; plus
A minimum of 6.0% of Pre-Tax Profits in excess of $35 million of Pre-Tax
Profits.

Any amounts paid to Mr. Madge in excess of the minimums set forth above shall be as determined by the Compensation Committee ofthe Board of Directors of Spectrum.

In the event Mr. Madge's employment commences after November 1, 2011, then the Performance Bonus for fiscal 2012 shall be pro-rated based on the number of days following November 1, 2011 that Mr. Madge was employed.

Pre-Tax Profits means the Company's net income (as determined under Generally
Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted as follows:

The positive or negative effects of income taxes (in accordance with GAAP) shall be eiiminated from net income in determining Pre-Tax Profits.

Except for the above items, no adjustment shall be made to Pre-Tax Profits; thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income in determining Pre-Tax Profits.

In the event that, as a result of a restatement of the Company's financial statements, the amount of the Performance Bonus that was actually awarded in a given year is materially lower than the amount that would have been awarded had the financial results been properly reported, then Mr. Madge shall be entitled to be paid the difference within 90 days following the issuance of the restated financial statements.

EXHIBIT B RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. (the "Company') to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with the Company, dated August _, 2011 (the "Employment Agreement"), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies, including Spectrum Group International, Inc. (collectively, the "Company") and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter "those associated with the Company") with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of
1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C.
§ 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the California Fair Employment Practices Act, C.G.S. § 46a-51 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;
You have had at least twenty-one (21) days to consider the terms of the Release; You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

so;

You have been advised to seek legal counsel and have had an opportunity to do

You would not otherwise be entitled to the benefits provided under your
Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name: Signature: Received by:

_	Date: Date:

Attachment: Attachment 1- Schedule of Termination Payments and Benefits

EXHIBTC

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS (the "Agreement") is entered into by and between A-Mark Precious Metals, Inc., a New York corporation and its affiliated companies (hereinafter collectively referred to as the "Employer"), and David Madge, individually ("Employee"), effective on the date executed below.

1. Claims Covered by this Agreement.

Employee and Employer mutually agree to the resolution by arbitration of all claims or controversies arising out of Employee's employment or its termination (collectively, the "Claims") that either party may have against the other, including Employer's parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise. The Claims covered by this provision include, without limitation, claims arising out of contract law, tort law, common law, wrongful discharge law, privacy rights, statutory protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sex, pregnancy, and sexual orientation), any similar state discrimination law, the California Family Rights Act, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and
1991, as amended, the Age Discrimination in Employment Act, the Older Workers'
Benefit Protection Act, the Americans with Disabilities Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one) and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

The parties understand that, by this Agreement, they are waiving their rights to have a Claim adjudicated by a court or jury.

2. Claims Not Covered by this Agreement

Claims Employee may have for workers' compensation, state unemployment compensation benefits, and state disability insurance are not covered by this Agreement.

The parties acknowledge that in the course of his employment, Employee may be exposed to certain confidential information owned, controlled, or in the care of Employer. Exposure of such information to the public would cause irreparable harm to Employer and third parties (e.g. customers). In addition, there may be other situations in which either party's claims may cause irreparable harm if those claims were subject to this Agreement. Accordingly, the parties agree that either party is entitled to seek and obtain temporary injunctive relief (and subsequent preliminary and permanent injunctive relief) from a court of competent jurisdiction under applicable law, and this Agreement will not apply to such right or relief.

3.     Arbitration.

Except as otherwise provided in Section 1, arbitration shall be in accordance with the then-current National Rules of Resolution of Employment Disputes of the American Arbitration Association (the "Rules") before a single arbitrator who is selected in accordance with the Rules and who is licensed to practice law in California. The arbitration shall take place in Los Angeles Country, California. The arbitrator shall apply the substantive law of California, or federal law, or both, as applicable to the Claim asserted. Each party shall have the right to take written discovery and depositions as provided for under the California Code of Civil Procedure, as well as to subpoena witnesses and documents for discovery and for arbitration. Each party shall be entitled to all types of remedies and relief otherwise available in court.

The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator's decision shall be a reasoned decision in writing, revealing the essential findings and conclusions forming the basis of the award. Arbitrators shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

4.     Costs and Fees.

If Employee alleges a violation of a statute relating to employment, including, without limitation, the California Fair Employment and Housing Act (or similar state statute), the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, Employer will advance all costs of the arbitration that would not be incurred by the parties if the dispute were litigated in court, including the fees of the arbitrator and any arbitration association administrative fees.

Except as set forth above, each party shall pay for its own costs, and attorney fees, if any. However, if the party prevails in a statutory Claim that affords the prevailing party attorney fees, the arbitrator may award reasonable attorney fees to the prevailing party in addition to any and all other remedies afforded by the relevant statute.

5.     Requirements to Modify or Revoke this Agreement.

This Agreement shall survive the termination of Employee's employment and the expiration of any benefit plan. It can be revoked or modified only by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

6.     Entire Agreement.

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any benefit or pension plan). This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject.

7.     Exclusive Forum.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND THEY UNDERSTAND ITS TERMS. IN PARTICULAR, THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT THEY ARE WAIVING THEIR RIGHTS TO HAVE A CLAIM ADJUDICATED BY A COURT OR JURY.

Arbitration as described above will be the exclusive forum for any Claims. Should the parties attempt to resolve a Claim by any method other than arbitration, the prevailing party in any civil court proceeding to compel arbitration will be entitled to recover from the other party all costs and attorney fees incurred as a resolute of that proceeding.

"Employer"

A-Mark Precious Metals, Inc., a New York corporation

By:     /s/ Gregory N. Roberts

Name:     Gregory N. Roberts

Title:     CEO

"Employee"

s/s David Madge

David Madge